Exhibit 11

                         CATSKILL FINANCIAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                 (In thousands, except share and per share data)


                                               Three Months Ended June 30,   Nine Months Ended June 30,
                                               ---------------------------   --------------------------
                                                   1998         1997             1998         1997
                                                ----------   ----------       ----------   ----------
Net income per common share - basic
-----------------------------------

   Net income applicable to common shares       $      974   $      949       $    2,904   $    2,958

   Weighted average common shares outstanding    4,002,738    4,455,098        4,139,721    4,753,424

   Net income per common share - basic          $      .24   $      .21       $      .70   $      .62
                                                ==========   ==========       ==========   ==========

Net income per common share - diluted
-------------------------------------

   Net income applicable to common shares       $      974   $      949       $    2,904   $    2,958

   Weighted average common shares outstanding    4,002,738    4,455,098        4,139,721    4,753,424

   Dilutive common stock options (1)               131,371       95,975          129,224       54,631
                                                ----------   ----------       ----------   ----------
   Weighted average common shares
     and common share equivalents outstanding    4,134,109    4,551,073        4,268,945    4,808,055
                                                ==========   ==========       ==========   ==========

   Net income per common share - diluted        $      .24   $      .21       $      .68   $      .62
                                                ==========   ==========       ==========   ==========

(1) Dilutive common stock options (includes granted, but unvested, restricted stock under the Company's MRP plan and options granted, but unexercised, under its stock option plan) are based on the treasury stock method using average market price. The treasury stock method recognizes the use of assumed proceeds upon the exercise of options, and the amount of unearned compensation attributed to future services under the Company's restricted stock plan, including any tax benefits, to purchase the Company's common stock at the average market price during the period.